Exhibit 5.1
OPINION OF WIGGIN AND DANA LLP

Wiggin and Dana llp	212.490.1700
450 Lexington venue	212.490.0536 fax
Suite 3800
New York, New York
10017-3913
www.wiggin.com
June 17, 2010
Jos. A. Bank Clothiers, Inc.
500 Hanover Pike
Hampstead, MD 21074
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Jos. A. Bank Clothiers, Inc. (the “Company”), relating to 1,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), which may be issued by the Company pursuant to the terms of the Jos. A. Bank Clothiers, Inc. 2010 Equity Incentive Plan (the “Plan”).
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records of the Company and other instruments as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, we are of the opinion that the Shares, when issued and paid for in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.
This opinion set forth herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Wiggin and Dana LLP